As filed with the Securities and Exchange Commission on November 17, 2014

Registration No. 333-199028

Registration No. 333-194729

Registration No. 333-184311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-199028

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-194729

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-184311

UNDER

THE SECURITIES ACT OF 1933

DURATA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1247903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 West Monroe Street, Suite 3300

Chicago, Illinois 60661

(Address of Principal Executive Offices)

AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

2012 STOCK INCENTIVE PLAN

STOCK INCENTIVE PLAN

(Full titles of the plans)

A. Robert D. Bailey, Esq.

Durata Therapeutics, Inc.

c/o Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

(Name and address of agent for service)

(862) 261-7000

(Telephone number, including area code, of agent for service)

With copies to:

Andrew L. Bab, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Durata Therapeutics, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-184311	October 5, 2012	Stock Incentive Plan; 2012 Stock Incentive Plan	2,792,608

333-194729	March 21, 2014	2012 Stock Incentive Plan	437,500

333-199028	September 30, 2014	Amended and Restated 2012 Stock Incentive Plan	3,000,000

On October 5, 2014, the Company entered into an agreement and plan of merger with Actavis W.C. Holding Inc. (“Parent”) and Delaware Merger Sub, Inc. (“Purchaser”), a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Actavis plc, an Irish public limited company, providing for, among other things, the merger of Purchaser with and into the Company with the Company becoming a direct wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. The Merger became effective on November 17, 2014, pursuant to the Certificate of Merger that was filed with the Secretary of State of the State of Delaware. In connection with the Merger, the Company is terminating all offerings of its Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on November 17, 2014. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

DURATA THERAPEUTICS, INC.

By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
President, Chief Legal Officer and Corporate Secretary